PAUL REYNOLDS, P. GEO
4035 West 31st Avenue
Vancouver, BC V6S 1Y7

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of statements made by me regarding the mineral properties of Greenlite Ventures Inc. in the Form SB-2 Registration Statement to be filed by Greenlite Ventures Inc. with the United States Securities and Exchange Commission.

Dated the 4th day of March, 2004

/s/ Paul Reynolds
Paul Reynolds
Consulting Geologist